Exhibit 1.4

SI SECURITIES, LLC

AMENDMENT TO ISSUER AGREEMENT

THIS AMENDMENT LETTER (the “Letter”) is entered into as of 6/25/2018, 2018 (the “Effective Date”) by and among HyperSciences, Inc. (the “Company”) and SI Securities, LLC (“SI Securities”, and together with Company, the “Parties”).

WHEREAS, the Parties entered into that certain Issuer Agreement (the “Agreement”) dated December 15, 2017 and amended May 15, 2018 and again June 19, 2018 regarding Company’s proposed Offering of Securities.

WHEREAS, the Parties hereby wish to amend the Agreement pursuant to the terms written below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT TO ISSUER AGREEMENT

1.1

Amendment to Paragraph 3 of Exhibit A.  The third paragraph of Exhibit A in the Agreement is hereby amended and restated in its entirety to the following:

Company shall pay to SI Securities, in cash, an amount equal to: (i) for the first $3,000,000 of investments by Prospects in the Offering, 7.5% of the value of Securities purchased by Prospects from the proceeds of the Offering at each applicable closing (a "Closing"), and (ii) for the remainder of the Offering, 10.5% of the value of Securities purchased by Prospects from the proceeds of the Offering at each applicable Closing (such cash compensation, in total, the “Compensation”).

1.2

Amendments.  This Letter may not be amended, modified or supplemented except by a written agreement executed by all Parties. No breach of any provision of this Letter can be waived unless done so in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Letter.

1.3

Governing Law.  This Letter shall be governed by and construed in accordance with the laws of New York and the federal laws of the United States of America. The Parties each hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Letter.

1.4

Entire Agreement.  This Letter contains the entire understanding of the Parties to this Letter with respect to the matters listed herein and supersedes all prior agreements and understandings among the parties with respect to the matters listed herein.

1.5

Counterparts.  This Letter may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Letter as of the date first above written.